Exhibit 10.3

TERMINATION AGREEMENT

THIS AGREEMENT is made and entered into on this 12th day of October, 2009, by and between Martin Cunningham (hereinafter referred to as “Cunningham”) and Hudson Holdings Corporation (hereinafter referred to as the “Company”).

WITNESSETH:

WHEREAS, Cunningham is currently employed as the Chief Executive Officer of the Company, pursuant to an Employment Agreement between the Company and Cunningham effective January 1, 2007, and as amended May 19 ,2008 (as amended, the “Employment Agreement”),

WHEREAS, Cunningham currently serves as Chairman of the Board of Directors of the Company (the “Board”) and a director of the Company and

WHEREAS, Cunningham desires to terminate his employment relationship with the Company; NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is mutually agreed as follows:

1.	Termination of Employment and Directorships.

Effective on October 12, 2009 (the “Effective Date”), Cunningham shall: (a) resign from his employment with the Company; and (b) resign from his position as Chairman of the Board and a director of the Company. The Company hereby represents that the terms of this Agreement have been duly approved by the Board and that its Form U5 filing will reflect Cunningham’s termination as voluntary.

2.	Payments to Cunningham.

In consideration of Cunningham’s resignation of employment, his agreement in Section 4 below, and his execution of the release attached hereto as Exhibit A, the Company agrees to provide Cunningham the following benefits.

(a) The Company agrees to pay Cunningham the balance of the salary due to Cunningham under the Employment Agreement of $475,000 payable by wire transfer pursuant to instructions provided by Cunningham as follows:

(i) $200,000 on October 12, 2009

(ii) $275,000 payable in 12 installments of $22,916.66 on the first of each month beginning November 1, 2009 with the final payment to be made on October 1, 2010.

The Company shall deliver to Cunningham its promissory note in the form of Exhibit B evidencing the Company’s obligation to pay the balance of the salary due under the Employment Agreement as set forth in (ii) above.

(b) The Company shall pay on behalf of Cunningham all applicable premiums necessary for continued group health plan coverage under COBRA, such continued coverage to include medical insurance and dental insurance through December 31, 2011, provided that Cunningham is not otherwise eligible for medical and dental benefits from a new employer which are comparable to the benefits provided by the Company during such period. Cunningham shall promptly notify the Company if during the remaining term of the Agreement he accepts a position of employment that offers such comparable medical benefits.

(c) The Company shall pay the fees and out of pocket expenses of Cunningham’s counsel incurred in connection with the negotiation of this Agreement.

(d) Cunningham shall be responsible for the payment of all taxes due on such amounts.

3.	Indemnification and Insurance.

In connection with and in consideration for past services performed by Cunningham as an officer and director, the Company shall, from and after the Effective Date, indemnify and hold Cunningham harmless from and against any and all claims that may be brought against him and liabilities that may be imposed (and related expenses, including without limitation reasonable attorneys’ fees) arising out or relating to his activities or position as an officer or director of the Company prior or subsequent to the Effective Date, to the maximum extent then permitted by the laws of the State of Delaware, the Company’s Amended and Restated Articles of Incorporation, and the Company’s By-laws, and, to the extent possible, shall name Cunningham as an insured party under the Company’s Director and Officer insurance policies.

4.	Non Solicitation.

(a) For a period of twelve (12) months from the Effective Date, Cunningham shall not directly or indirectly employ, solicit the employment of, attempt to affiliate for profit with, or otherwise encourage any employee of the Company to terminate employment or affiliation with the Company, as applicable, for the benefit of Cunningham or any other party, or assist any enterprise to employ any person employed by or affiliated with the Company at any time during the term of Cunningham’s affiliation with the Company.

(b) For a period of twelve (12) months from the Effective Date, Cunningham shall not directly or indirectly induce or solicit any of the designated customers of the Company set forth on Exhibit C to do business with Cunningham except on behalf of the Company or as authorized in writing by the Company.

5.	Publicity and Non-Disparagement.

Both Cunningham and the Company shall refrain from publicly discussing the circumstances surrounding the termination of Cunningham’s employment with the Company and shall, in all instances, refrain from making any statements that could reasonably be interpreted as disparaging of one another. To the extent that the Company shall release a press statement relating to such management change, such press release shall be subject to the prior mutual agreement of both parties and their counsel.

6.	Choice of Law, and Choice of Forum.

This Agreement is made and entered into in the State of New York, and shall in all respects be interpreted, enforced and governed under the laws of the State of New York. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

It is intended that amounts payable to or for the benefit of Cunningham under this Agreement shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Internal Revenue Code of 1986, as amended, and this Agreement shall be construed and interpreted in a manner consistent with that intent.

Notwithstanding the foregoing, the Company and Cunningham expressly consent to the sole and exclusive jurisdiction of the state and federal courts of New York in any proceeding involving this Agreement.

Notwithstanding the foregoing, it is mutually agreed that the Company may seek and obtain temporary and permanent injunctive relief in any court of competent jurisdiction to enforce Cunningham’s non-solicitation obligations hereunder.

7.	Enforcement of Agreement.

The Company shall be obligated to pay any expenses incurred by Cunningham, including reasonable attorney fees, out of pocket expenses, together with interest thereon, in connection with any action to enforce the terms of this Agreement that is resolved, whether by judgment or settlement, in Mr. Cunningham’s favor.

8.	Severability of Provisions.

Should any provision of this Agreement be declared or be determined by any court to be unenforceable or invalid as drafted, it may and shall be reformed or modified by a court of competent jurisdiction to the form of an enforceable and valid provision that achieves, to the greatest extent possible, the result intended by the parties in drafting and agreeing to the unenforceable and invalid provision. Should a court of competent jurisdiction decline to so reform or modify such a provision or determine that no enforceable and valid provision can be created to achieve the intended result, the unenforceability and invalidity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and said unenforceable or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

9.	Entire Agreement.

This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understanding between the parties hereto pertaining to the subject matter hereof, and may only be modified by a subsequent written agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

HUDSON HOLDING CORPORATION

By:

Martin Cunningham